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                                                                EXHIBIT (a)(5)




                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                 INNOTECH, INC.
                                       AT

                              $13.75 NET PER SHARE
                                       BY

                             INO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
               TIME, ON MONDAY, MARCH 17, 1997, UNLESS EXTENDED.

                                                               February 18, 1997

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated February 18, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by INO Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), to purchase shares of Common Stock, par value $.001 per share (the "Shares"), of Innotech Inc., a Delaware corporation (the "Company"), at $13.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on
Schedule 14D-9.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $13.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

          2. The Board of Directors of the Company has, by unanimous vote, approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares.

          3. The Offer is being made for all outstanding Shares.

          4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 10, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $13.75 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.
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          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares subject to the Stockholder Agreement referred to in the Offer to Purchase that shall not have been so tendered, would represent at least a majority of all Shares on a fully diluted basis.

          6. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, March 17, 1997, unless the Offer is extended by the Purchaser. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

          7. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

Tear Here                                                              Tear Here
 ................................................................................

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                   ALL OUTSTANDING SHARES OF COMMON STOCK OF
                                 INNOTECH, INC.

     The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated February 18, 1997, of INO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation, and the related Letter of Transmittal, relating to shares of Common Stock, par value $.001 per share of Innotech, Inc., a Delaware corporation (the "Shares").

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.

Dated:                                     1997
       -----------------------------------
                                Number of Shares
                                to be Tendered*

                                             Shares
                             ---------------

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                                  Signature(s)


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                              Please print name(s)

Address
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                               (Include Zip Code)

Area Code and Telephone No.
                            ------
Taxpayer Identification or Social

Security No.
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* Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.